Exhibit 99.1

News Release

IPSCO ANNOUNCES ITS SHARE REPURCHASE PLANS

[Lisle, Illinois] [April 26, 2006] — IPSCO Inc. (NYSE/TSX:IPS) announced in its earnings conference call today that the Corporation is considering the re-establishment of its normal course issuer bid that expired on March 15, 2006.

The share repurchase initiative will be put to the Corporation’s Board of Directors at its next meeting of May 4, 2006, and will also be subject to securities regulatory approval.

“During the twelve-month period of IPSCO’s previous normal course issuer bid, we purchased a total of 2,754,100 common shares at an average price of USD $59.76 per share. Management believes that the ability to repurchase IPSCO’s common shares continues to be an important component of our cash utilization strategy,” said David Sutherland, IPSCO’s President and Chief Executive Officer.

IPSCO, traded as “IPS” on both the New York Stock Exchange and Toronto Stock Exchange, operates steel mills at three locations and pipe mills at six locations in the United States and Canada. As a low cost North American steel producer, IPSCO has a combined annual steel making capacity of 3,500,000 tons. The Company’s tubular facilities produce a wide range of tubular products including line pipe, oil and gas well casing and tubing, standard pipe and hollow structurals. Steel can also be further processed at IPSCO’s five temper leveling and coil processing facilities.

This news release contains forward-looking information with respect to IPSCO’s operations and beliefs. Actual results may differ from these forward-looking statements due to numerous factors, including, but not limited to: weather conditions affecting the oil patch; drilling rig availability; demand for oil and gas; supply, demand and price for scrap metal and other raw materials; supply, demand and price for electricity and natural gas; demand and prices for products produced by the Company; general economic conditions; and changes in financial markets. These and other factors are outlined in IPSCO’s regulatory filings with the Securities and Exchange Commission and Canadian securities regulators, including those in IPSCO’s Annual Report for 2005, and its MD&A, particularly as discussed under the heading “Business Risks and Uncertainties” in its Form 10-K.

Company Contact:
Tom Filstrup, Director of Investor Relations

Tel. 630.810.4772

tfilstrup@ipsco.com

Release #06-09

#  #  #